Exhibit 10.2

AMENDMENT
TO THE
PIEDMONT NATURAL GAS COMPANY
EMPLOYEE STOCK PURCHASE PLAN
THIS AMENDMENT to the Piedmont Natural Gas Company Employee Stock Purchase Plan (as amended and restated effective November 1, 2014) (the “Plan”) is adopted by Piedmont Natural Gas Company, Inc. (the “Piedmont”) as of 26 day of April, 2016.

WHEREAS, Piedmont has adopted and maintains the Plan as a qualified “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, for the benefit of its eligible employees;

WHEREAS, Piedmont reserved the right to amend or terminate the Plan at any time; and

WHEREAS, Piedmont desires to amend the Plan to add provisions related to the pending merger of Piedmont with a wholly-owned subsidiary of Duke Energy Corporation.

NOW THEREFORE, the following new Article VII is added to the Plan immediately following Article VI of the Plan and the existing Articles VII through IX of the Plan are correspondingly renumbered as Articles VIII through X.

“ARTICLE VII
SUSPENSION OR SUSPENSION OF THE PLAN

7.01    Pending Merger. Piedmont is party to an Agreement and Plan of Merger dated October 24, 2015 with Duke Energy Corporation and Forest Subsidiary Inc. (the “Merger Agreement”). The Merger Agreement provides that the Plan shall be terminated as of or prior to the effective time of the merger contemplated by the Merger Agreement (the “Effective Time”). The provisions of this Article VII are adopted to allow the Plan to be administered in accordance with the terms and conditions of the Merger Agreement.

7.02    Suspension of Plan. The Benefit Plan Committee is authorized to (a) shorten any Payroll Deduction Period in progress under the Plan, (b) suspend Participant contributions to the Plan, (c) suspend further purchases of Stock under the Plan and (d) establish additional Stock Purchase Dates under the Plan, in each case, at such time or times (if any) prior to the Effective Time and for such period prior to the Effective Time as the Benefit Plan Committee deems necessary or appropriate, provided such action by the Benefit Plan Committee is consistent with the terms of the Merger Agreement

7.03    Termination of Plan. The Plan shall terminate as of the Effective Time or at such time prior to the Effective Time as the Benefit Plan Committee shall specify provided such action by the Benefit Plan Committee is consistent with the terms of the Merger Agreement

7.04    Termination of Article VII. In the event the Merger Agreement is terminated prior the Effective Time for any reason, the terms and provisions of this Article VII shall have no further legal force or effect.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the day and year first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By: /s/ Kevin M. O’Hara
Kevin M. O’Hara
Senior Vice President—Chief Administrative Officer